Exhibit 99.1

News Release

For further information contact:

Raphael Gross of ICR

203-682-8253

Dave & Buster’s Entertainment, Inc.

Completes Refinancing of Senior Credit Facility

Estimated Interest Expense Savings in Excess of $9 Million Annually

DALLAS, TX — (Globe Newswire) — May 18, 2015 — Dave & Buster’s Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or the “Company”), an owner and operator of dining and entertainment venues, today announced that it closed a five-year $500 million senior credit facility, which is a senior secured obligation of Dave & Buster’s, Inc., and guaranteed by Dave & Buster’s Holdings, Inc. and certain of Dave & Buster’s, Inc.’s material subsidiaries. The new facility bears an initial interest rate of LIBOR plus 200 basis points and consists of a $150 million senior secured first lien Term Loan A in addition to a $350 million revolver.

The Company utilized approximately $389 million of proceeds from the new facility and $45.3 million of available cash to refinance in whole the existing Term Loan B (of which $430 million was outstanding as of May 15, 2015) as well as pay related interest and expenses. The retirement of the existing Term Loan B will result in a non-cash write off of debt issuance costs from the previous credit facility of approximately $6.8 million in the second quarter of fiscal 2015.

“Dave & Buster’s continued strong performance and business momentum has positioned us to refinance our outstanding indebtedness at substantially lower interest rates. This opportunistic refinancing, which will enable us to save in excess of $9 million in annualized interest expense based upon current LIBOR rates, will meaningfully enhance our net income and free cash flow. In addition, the large revolving credit component of this facility provides us with the flexibility to utilize excess cash to further reduce interest expense, while maintaining the ability to draw funds as needed to execute our new store development strategy,” said Steve King, Chief Executive Officer.

Bank of America, N.A. and Wells Fargo Securities Inc. are the joint lead arrangers and bookrunners.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 75 venues in North America that combine dining and entertainment and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of “Fun American New Gourmet” entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster’s currently has stores in 30 states and Canada.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

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